UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

January 11, 2007

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9204	74-1492779
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12377 Merit Drive
Suite 1700, LB 82
Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 368-2084

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Waiver under First Amended and Restated Registration Rights Agreement.  EXCO Resources, Inc. (the “Company”) is a party (as a successor by merger) to the First Amended and Restated Registration Rights Agreement (the “Registration Agreement”) with various holders of its common stock.  These shareholders originally received shares of common stock of the Company’s former parent, EXCO Holdings Inc. (“Holdings”), in connection with Holdings’ equity buyout transaction completed in October 2005.  The issuance of common stock by Holdings was conducted as a private placement under the Federal securities laws and resale of those common shares was restricted in accordance with law.  Concurrent with the Company’s initial public offering (the “IPO”) in February 2006, Holdings merged into the Company and the Holdings shareholders were issued shares of Company common stock, the resale of which shares continues to be restricted under applicable law.  The Company assumed the Registration Agreement in the merger with Holdings.

The Registration Agreement was originally entered into to provide certain rights to the holders of the restricted common stock to register their shares for resale under the Securities Act of 1933, as amended.  The Company (as successor party to the Registration Agreement) agreed to register one-third of the shareholders’ restricted shares (which one-third tranche aggregates approximately 16.8 million shares) for resale upon the expiration of 180 days after the completion of the IPO, another one-third following the expiration of 365 days after the completion of the IPO, and the last one-third of the restricted shares following the expiration of 540 days after the completion of the IPO.  All of the shares to be registered pursuant to the Registration Agreement are outstanding restricted shares held by shareholders and the Company is not entitled to receive any of the proceeds of any such resales.  Any such registration is being undertaken in accordance with the Company’s contractual obligations and simply to facilitate resales without restrictive legends by the holders if and when any such shareholder desires to sell any of their restricted shares.  The Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement to register for resale the first one-third tranche of restricted shares and currently anticipates this registration statement will be declared effective by the SEC in January 2007.

As described above, the Company would anticipate filing a registration statement for the second one-third tranche of restricted shares (approximately 16.8 million shares) following the first anniversary of the completion of the IPO (February 14, 2007).  The Registration Agreement permits the Company to make a written request of the lead underwriter of the IPO to waive the registration waiting period and registration volume limitation in the lead underwriter’s sole discretion.  The Company requested that the lead underwriter waive the waiting period for the last one-third tranche of restricted shares with the effect of permitting the Company to register both the second and third tranche of restricted shares following the expiration of the first anniversary of the IPO.  The lead underwriter has granted this waiver.  The Company currently expects that it will file with the SEC a registration statement covering the resale of the remaining restricted shares held by holders as soon as practicable after February 14, 2007.  This registration would only permit holders to sell their shares without resale restrictions if and when they desire to sell their shares and does not represent a current intention on the part of the holders to sell any of their shares.  The Company cannot predict when the SEC would declare such registration statement effective (any resales cannot occur until the registration statement has been declared effective by the SEC).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Dated: January 16, 2007	By:	/s/ J. DOUGLAS RAMSEY
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	Vice President and Chief Financial Officer